Exhibit 99.4

ARIBA, INC AND QUADREM INTERNATIONAL HOLDINGS, LTD.

PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(In thousands)

Unaudited

The unaudited pro forma condensed combined balance sheet combines the historical balance sheets of Ariba, Inc. (“Ariba” or “Company”) and Quadrem International Holdings, Ltd. (“Quadrem”) as of September 30, 2010 and is presented as if the acquisition occurred on September 30, 2010.

The unaudited pro forma condensed combined statement of operations for the twelve-months ended September 30, 2010 combines the historical statement of operations for Ariba and Quadrem as if the acquisition occurred on October 1, 2009. The historical statement of operations for Quadrem has been adjusted to conform to the fiscal year of Ariba.

In addition, on November 15, 2010, Ariba completed its previously announced disposition of its sourcing services and business process outsourcing assets pursuant to an Asset Purchase and Sale Agreement with Accenture LLP and Accenture Global Services Ltd. The effect of the sale is included in the Sourcing Services Business Disposal Group column in the historical balance sheet as if it occurred on September 30, 2010 and in the historical statement of operations as if it occurred on October 1, 2009.

The historical financial information has been adjusted in the unaudited condensed combined pro forma financial statements to give effect to events that are (1) directly attributable to the acquisition; (2) factually supportable; and (3) with respect to the statement of operations, expected to have a continuing impact on the combined company’s results. The pro forma adjustments are described in the accompanying footnotes.

The unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the following historical financial statements and accompanying notes:

•

Separate audited consolidated financial statements of Ariba as of September 30, 2010 and for the year then ended, together with management’s discussion and analysis of financial condition and results of operations, presented in the Company’s Annual Report on Form 10-K filed on November 23, 2010 with the Securities and Exchange Commission;

•	Separate audited historical financial statements of Quadrem as of December 31, 2009 and for the year then ended included in this Current Report on Form 8-K/A; and

•	Separate unaudited historical financial statements of Quadrem as of September 30, 2010 and for the nine-months then ended included in this Current Report on Form 8-K/A.

The unaudited pro forma condensed combined financial information is presented for informational purposes only and is not intended to represent or be indicative of the combined results of operations or financial position that we would have reported had the acquisition been completed as of the date and for the periods presented, and should not be taken as representative of our consolidated results of operations or financial condition following the acquisition. In addition, the unaudited pro forma condensed combined financial information is not intended to project the future financial position or results of operations of the combined company.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting under existing generally accepted accounting principles in the United States of America. Ariba has been treated as the acquirer. The acquisition accounting is dependent upon certain valuations and other studies that have yet to progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary management estimates (for example, estimates as to the values of acquired intangible assets and deferred revenue) and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position.

The unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the acquisition, costs necessary to achieve such measures, or costs to integrate the operations of the combined company.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET OF

ARIBA, INC. AND QUADREM INTERNATIONAL HOLDINGS, LTD.

As of September 30, 2010

(in thousands)

	Historical
	Ariba, Inc. (as reported)	Sourcing Services Business Disposal Group	Pro Forma	Quadrem International Holdings, Ltd.	Adjustments		Pro Forma Combined

ASSETS

Current assets:
Cash and cash equivalents	$182,393	$39,000	$221,393	$23,811	$(82,244)	A	$162,960
Short-term investments	18,449	—	18,449	—	—		18,449
Restricted cash	104	—	104	—	—		104
Accounts receivable, net	21,781	—	21,781	11,967	—		33,748
Prepaid expenses and other current assets	7,942	12,000	19,942	2,448	(498)	B	21,892

Total current assets	230,669	51,000	281,669	38,226	(82,742)		237,153
Property and equipment, net	15,958	(7)	15,951	2,142	—		18,093
Long-term investments	22,283	—	22,283	—	—		22,283
Restricted cash	29,137	—	29,137	206	—		29,343
Goodwill	406,507	(11,789)	394,718	—	91,685	C	486,403
Other intangible assets, net	13,154	—	13,154	2,499	58,901	D	74,554
Other assets	4,001	—	4,001	258	(221)	E	4,038

Total assets	$721,709	$39,204	$760,913	$43,331	$67,623		$871,867

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$11,190	—	$11,190	$9,495	$—		$20,685
Accrued compensation and related liabilities	32,079	—	32,079	—	—		32,079
Accrued liabilities	18,398	380	18,778	3,132	2,225	F	24,135
Restructuring obligations	17,188	—	17,188	—	—		17,188
Deferred revenue	97,005	—	97,005	5,936	(1,423)	G	101,518

Total current liabilities	175,860	380	176,240	18,563	802		195,605
Deferred rent obligations	9,880	(240)	9,640	631	(631)	H	9,640
Restructuring obligations, less current portion	23,339	—	23,339	—	—		23,339
Deferred revenue, less current portion	7,285	—	7,285	—	—		7,285
Other liabilities	6,391	—	6,391	5,738	23,046	I	35,175

Total liabilities	222,755	140	222,895	24,932	23,217		271,044

Stockholders’ equity:
Preferred stock	—	—	—	—	—		—
Common stock	188	—	188	1,656	(1,651)	J	193
Additional paid-in capital	5,236,265	—	5,236,265	148,305	(83,608)	J	5,300,962
Accumulated other comprehensive (income) loss	(1,879)	—	(1,879)	454	(454)	K	(1,879)
Accumulated deficit	(4,735,620)	39,064	(4,696,556)	(132,344)	130,119	L	(4,698,781)

Total stockholders’ equity	498,954	39,064	538,018	18,071	44,406		600,495
Non-controlling interests	—	—	—	328	—		328

Total equity	498,954	39,064	538,018	18,399	44,406		600,823

Total liabilities and stockholders’ equity	$721,709	$39,204	$760,913	$43,331	$67,623		$871,867

See the accompanying notes to the unaudited pro forma condensed combined financial statements. The pro forma adjustments are explained in Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2010.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS OF

ARIBA, INC. AND QUADREM INTERNATIONAL HOLDINGS, LTD.

For the twelve months ended September 30, 2010

(in thousands, except per share amounts)

	Historical
	Ariba, Inc. (as reported)	Sourcing Services Business Disposal Group	Pro Forma	Quadrem International Holdings, Ltd.	Adjustments			Pro Forma Combined

Revenues:
Subscription and maintenance	$240,789	—	$240,789	$62,572	$—			$303,361
Services and other	120,357	(40,747)	79,610	9,884	—			89,494

Total revenues	361,146	(40,747)	320,399	72,456	—			392,855
Cost of revenues:
Subscription and maintenance	51,049	—	51,049	13,344	(1,132)	(a	)	63,261
Services and other	82,636	(27,860)	54,776	9,908	—			64,684
Amortization of acquired technology and customer intangible assets	4,402	—	4,402	739	10,976	(b	)	16,117

Total cost of revenues	138,087	(27,860)	110,227	23,991	9,844			144,062

Gross profit	223,059	(12,887)	210,172	48,465	(9,844)			248,793

Operating Expenses:
Sales and marketing	120,796	(6,283)	114,513	13,080	—			127,593
Research and development	46,041	—	46,041	6,877	—			52,918
General and administrative	36,000	(3,175)	32,825	16,004	(1,465)	(c	)	47,364
Litigation benefit	(7,000)	—	(7,000)	—	—			(7,000)
Amortization of other intangible assets	104	—	104	39	1,286	(d	)	1,429
Restructuring costs	8,579	—	8,579	—	—			8,579
Loss on impairment	—	—	—	70	—			70

Total operating expenses	204,520	(9,458)	195,062	36,070	(179)			230,953
Income (loss) from operations	18,539	(3,429)	15,110	12,395	(9,665)			17,840
Interest and other income (expense), net	(735)	118	(617)	(396)	(1,260)	(e	)	(2,273)

Income (loss) before income taxes	17,804	(3,311)	14,493	11,999	(10,925)			15,567
Provision for income taxes	1,418	(150)	1,268	2,914	—			4,182

Net income	16,386	(3,161)	13,225	9,085	(10,925)			11,385
Less: Net income (loss) attributable to noncontrolling interests	—	—	—	(8)	—			(8)

Net income attributable to Ariba, Inc.	$16,386	$(3,161)	$13,225	$9,093	$(10,925)			$11,393

Pro forma net income per share - basic	$0.19	$(0.04)	$0.15					$0.13
Pro forma net income per share - diluted	$0.18	$(0.03)	$0.15					$0.12

Weighted average shares - basic	86,617	86,617	86,617		2,583	(f	)	89,200
Weighted average shares - diluted	89,221	89,221	89,221		2,583	(f	)	91,804

See the accompanying notes to the unaudited pro forma condensed combined financial statements. The pro forma adjustments are explained in Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the twelve-months ended September 30, 2010.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

Description of Transaction

On January 27, 2011, the Company acquired 100% of the business of Quadrem International Holdings, Ltd. (“Quadrem”). Quadrem developed and operates a global electronic marketplace to facilitate the procurement of goods and services by companies from their supplier communities. The Company believes the acquisition of Quadrem will enable us to further expand our network volume and reach, accelerate growth, and extend better commerce to more companies in more regions of the globe.

The fair value of consideration transferred was $170.0 million, including a working capital adjustment of $8.3 million and $10.25 million paid to a third party to modify and terminate certain aspects of a commercial arrangement previously entered into by Quadrem. The fair value of consideration consists of (i) $82.2 million in cash, (ii) $64.7 million in Ariba common stock (2.6 million shares) and (iii) a $23.1 million contingent payment.

The cash includes $40.0 million which will be deposited in escrow to satisfy potential indemnification claims. The contingent payment is subject to performance conditions. The performance conditions include, subject to certain terms and conditions, certain customers (i) making specified cash payments to Ariba and (ii) using the Quadrem network to facilitate purchasing and invoicing activities with respect to specified customers or business and/or operating units. If the performance conditions are met in full, after the third anniversary Ariba will pay an additional $25.0 million in cash or, at its election, Ariba stock, and release $25.0 million of escrow cash, to the extent such cash is not used to satisfy indemnification claims.

Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and the historical financial statements of Ariba and Quadrem. The acquisition method of accounting is based on Accounting Standards Codification (“ASC”) Topic 805, Business Combinations and uses the fair value concepts defined in ASC Topic 820, Fair Value Measurements and Disclosures.

The acquisition method of accounting requires, among other things, that most assets acquired and liabilities acquired be recognized at their fair values as of the acquisition date. Financial statements of Ariba issued after the acquisitions will reflect such fair values, measured as of the acquisition date, which may be different than the estimated fair values included in these unaudited pro forma condensed combined financial statements. The financial statements of Ariba issued after the acquisition will not be retroactively restated to reflect the historical financial position or results of operations of Quadrem.

Acquisition costs (e.g., advisory, legal, valuation, other professional fees, etc.) are accounted for as expenses in the periods in which the costs are incurred. Accrued liabilities in the unaudited pro forma condensed combined balance sheet include $2.2 million for estimated transaction related costs to be incurred.

No provision for or benefit from income taxes was applied to the pro forma adjustments to the unaudited pro forma condensed combined statement of operations because during the period presented, in the jurisdictions where pro forma adjustments were recorded, Ariba and Quadrem (i) applied available net operating loss and tax credit carryforwards to offset any current tax liabilities; and (ii) recorded full valuation allowances on the net operating loss and tax credit carryforwards to offset any deferred tax assets.

Accounting Policies

Ariba is performing a detailed review of the accounting policies Quadrem, which may identify differences between the accounting policies that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial statements.

Estimate of Assets to be Acquired and Liabilities to be Assumed

The following is a preliminary estimate of the assets acquired and the liabilities assumed by Ariba in the acquisition.

Costs to acquire:
Cash payment	$82,244
Stock-based consideration	64,702
Contingent payment – estimated fair value	23,046

Total	$169,992

Allocated to:
Cash and cash equivalents	$23,811
Accounts receivable, net	11,967
Prepaid expenses and other current assets	1,950
Property and equipment, net	2,142
Restricted cash	206
Intangible asset – customer relationships	46,200
Intangible asset – technology	9,900
Intangible asset – tradename	5,300
Other assets	37
Accounts payable	(9,495)
Accrued liabilities	(3,132)
Deferred revenue	(4,513)
Other liabilities	(5,738)
Noncontrolling interests	(328)

Preliminary net assets acquired	$78,307

Preliminary allocation to goodwill	$91,685

The weighted-average useful lives for the customer relationships, technology, and tradename are approximately five years. These preliminary estimates of fair value and weighted-average useful lives will likely differ from the amounts reported in the final acquisition accounting, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements. Each $1 million change in the aggregate fair value of the customer relationships, technology, and tradename, assuming a weighted average useful life of five years, would result in an increase or decrease in annual amortization expense of $0.2 million. The cash consideration is subject to a working capital adjustment that could affect the final cash consideration paid and, ultimately, goodwill.

Related Party Transactions

There were no transactions between Ariba and Quadrem during the periods presented.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2010

(A) To adjust cash and cash equivalents for amounts used to fund the cash consideration paid to owners of Quadrem

(B) To record a decrease in deferred tax assets associated with the estimated fair value adjustment to deferred revenue. For purposes of the unaudited pro forma condensed combined financial statements, the United States federal statutory tax rate of 35% has been used to calculate the deferred tax impact.

(C) To record goodwill associated with the transaction

Difference between the estimated fair values of the net assets acquired and the consideration transferred	$68,639
Estimated fair value of contingent payment	23,046

$91,685

(D) To record the fair value of intangible assets, as follows:

Customer relationships	$46,200
Technology	9,900
Tradename	5,300
Elimination of intangible assets previously recorded by Quadrem	(2,499)

$58,901

(E) To record a decrease in deferred tax assets associated with the estimated fair value adjustment to deferred rent. For purposes of the unaudited pro forma condensed combined financial statements, the United States federal statutory tax rate of 35% has been used to calculate the deferred tax impact.

(F) To record estimated transaction related costs to be incurred

(G) To adjust deferred revenue to fair value

(H) To eliminate Quadrem’s deferred rent account balance. Under the acquisition method of accounting, deferred rent does not meet the definition of a liability.

(I) To record the estimated fair value of a contingent payment to Quadrem’s shareholders if performance conditions are met. Increases and decreases in the fair value of the contingent payment during the contingency period will be recorded as expense and income, respectively, in the statement of operations.

(J) To record the following:

	Common stock	Additional paid-in capital
Issuance of 2,582,911 of Ariba common stock, $0.002 par value, at $25.05 per share	$5	$64,697
Elimination of Quadrem’s account balances	(1,656)	(148,305)

	$(1,651)	$(83,608)

(K) To eliminate Quadrem’s accumulated other comprehensive loss account balance

(L) To record the following:

Eliminate Quadrem’s accumulated deficit account balance	$132,344
Accrual for estimated transaction related costs to be incurred (see footnote F)	(2,225)

$130,119

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the twelve-months ended September 30, 2010

(a) To reverse expense related to a royalty agreement with a third party that was terminated as part of this transaction

(b) To record increased amortization of acquired technology and customer intangible assets

(c) To reverse transaction related costs incurred by Quadrem

(d) To record increased amortization of other intangible assets

(e) To record the following:

Eliminate interest income on cash consideration paid to the owners of Quadrem, based on Ariba’s average interest rate of 0.76% for the twelve-months ended September 30, 2010	$(626)
Interest expense on the accretion of the contingent payment	(634)

$(1,260)

(f) To record the issuance of 2,582,911 of Ariba common stock used to fund the stock-based consideration paid to owners of Quadrem